Exhibit 99.1

AmpliTech Group Receives over $9 million for its $4 Unit Subscription Rights Offering

Hauppauge, NY, January 12, 2026 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW), a designer, developer, and manufacturer of state-of-the-art signal processing components for global communications infrastructure, including 5G/6G ORAN, satellite, and quantum computing systems, today announced the final results for its unit subscription rights offering.

The Company received approximately $9,072,816 in unit subscriptions consisting of 1,247,086 basic subscriptions and 1,021,118 over-subscriptions. Available units were allocated among those rights holders who exercised their over-subscription privilege based on the number of units each rights holder subscribed for in accordance with the procedures described in the prospectus, as amended to date, relating to the unit rights offering.

AmpliTech intends to use the net proceeds from the unit rights offering to scale domestic manufacturing and operations; advance R&D and product commercialization; deepen vertical integration and supply-chain resilience; engage in strategic partnerships; and support corporate growth initiatives; and for working capital and general corporate purposes.

After giving effect to the issuance of 2,268,204 shares of common stock in the unit rights offering, the Company will have 22,951,299 shares of common stock issued and outstanding. Moody Capital Solutions, Inc. acted as the dealer-manager for the unit rights offering.

AmpliTech has an effective Form S-3 base prospectus, as supplemented and amended, from which it offered the units registered with the Securities and Exchange Commission (“SEC”). The unit rights offering at $4 per unit consisted of one share of common stock and one series A right and one series B right, with each right to purchase an additional share of common stock. AmpliTech will use its best efforts to have the series A and series B rights listed on Nasdaq Capital Market, though it cannot guarantee such an outcome. The common stock forming a part of the units will be listed on the Nasdaq Capital Market. AmpliTech will hold the closing of the unit rights offering as soon as practicable.

Series A & B Rights Calendar

Series A Rights Subscription Price of $5 per share
Deadline for delivery of subscription certificates and payment of exercise price	July 18, 2026
Expiration date for series A rights	July 18, 2026

Series B Rights Subscription Price of $6 per share
Deadline for delivery of subscription certificates and payment of exercise price	November 20, 2026
Expiration date for series B rights	November 20, 2026

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Securities of AmpliTech are “covered securities” under Section 18 of the Securities Act, and . the unit rights offering will be made only by means of a prospectus.

Amplitech Group has filed a registration statement (including a base prospectus and prospectus supplement (as amended) (collectively the “Prospectus”)) with the SEC for the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. If you have any questions or need further information about the unit rights offering, or how to exercise series A and series B rights, please call MacKenzie Partners, Inc., the information agent for this offering by telephone (212) 929-5500 (bankers and brokers) or (800) 322-2885) (all others) or by email at AMPG@mackenziepartners.com.

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About Moody Capital Solutions, Inc. Moody Capital Solutions, Inc. is a relationship-driven investment bank providing high-touch advisory services and disciplined transaction execution. The firm cultivates and actively maintains deep relationships across a broad network of institutional investors, top-tier law firms, and investor relations specialists—connections that support efficient deal structuring and seamless closings.

At Moody Capital, each client engagement is led directly by senior bankers from strategy through closing; the firm does not delegate core execution responsibilities to junior staff. Moody Capital’s senior bankers collectively bring more than 150 years of investment banking experience, including tenures at many of the leading large-cap and small-cap investment banks in the United States. For more information, please visit https://moodycapital.com/

About AmpliTech Group

AmpliTech Group, Inc., comprising five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and ORAN 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit www.amplitechgroup.com.

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Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its oﬃcers with respect to, among other things, the growth of ORAN 5G Networks, Quantum Computing and Satellite/terrestrial high-speed connectivity, the Company’s capability to design and manufacture quantum computing amplifier products that will lead to further production orders, growth and proﬁtability, and the Company’s ability to close on its unit rights offering. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” for 5G orders and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward- looking statements because of various factors. Other risks are identiﬁed and described in more detail in the “Risk Factors” section of the Company’s ﬁlings with the SEC, which are available on our website and with the SEC at sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media	Company Contact:

X: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: AmpliTech Group Inc

Investor Social Media

Twitter: @AMPG_IR

StockTwits: @AMPG_IR

Investor Relations Contact:

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

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